Exhibit (h)(xiii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                   SECURITIES LENDING PROCEDURES AGREEMENT


      This Agreement is entered into as of February 1, 2006 by and among The Huntington National Bank (the "Custodian"), PFPC Trust Company (the "Lending Agent") and The Huntington Funds (the "Fund") on behalf of its portfolios which are covered by the Lending Agency Agreement (as defined below) (each such portfolio, a "Portfolio").

      WHEREAS, the Custodian is the custodian for the Portfolios pursuant to the Custodian Contract between the Custodian and the Fund dated as of January 27, 1993 (as amended or amended and restated from time to time) (the "Custody Agreement"); and

      WHEREAS, the Lending Agent is the securities lending agent for the Portfolios pursuant to the Securities Lending Customer Agreement between the Lending Agent and the Fund dated as of February 1, 2006 (as amended or amended and restated from time to time) (the "Lending Agency Agreement"); and

      WHEREAS, the parties hereto wish to establish procedures in order to promote the efficient operation of the lending of the securities of the Portfolios by the Lending Agent as agent for the Portfolios, which securities are custodied by the Custodian as custodian for the Portfolios;

      NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties hereto agree as follows:

1. The parties hereto hereby adopt and agree to follow the procedures set forth in Appendix I hereto (as such procedures may be modified from time to time upon agreement of the parties hereto).

2. Each respective party hereto shall be required to carry out only the activities expressly set forth in Appendix I hereto which refer to it, and no other or additional duties or obligations (whether under this Agreement or under any other arrangement) shall be implied therefrom with respect to such party. Each of the Custodian and the Lending Agent are acting solely as agents for the Portfolios, and as such neither the Custodian nor the Lending Agent will have any liability for any obligations or responsibilities of the Portfolios. Neither the Custodian nor the Lending Agent shall have any liability for any obligations or responsibilities of the other.

3. The Custodian shall be liable to the Fund for any damages incurred by a Portfolio with respect to the activities to be performed by the Custodian under this Agreement that are the result of the Custodian's failure to comply with the standard of care set forth in the Custody Agreement (subject to such limits on liability as are set forth in the Custody Agreement). The Fund will indemnify the Custodian with respect to damages to which the Custodian may be subject in connection with the relationship set forth in this Agreement on the same terms as the Fund on behalf of a Portfolio provides indemnification to the Custodian with respect to damages to which the Custodian may be subject in connection with the relationship set forth in the Custody Agreement.

4. The Lending Agent shall be liable to the Fund for any damages incurred by a Portfolio with respect to the activities to be performed by the Lending Agent under this Agreement that are the result of the Lending Agent's failure to comply with the standard of care set forth in the Lending Agency Agreement (subject to such limits on liability as are set forth in the Lending Agency Agreement). The Fund will indemnify the Lending Agent with respect to damages to which the Lending Agent may be subject in connection with the relationship set forth in this Agreement on the same terms as the Fund on behalf of a Portfolio provides indemnification to the Lending Agent with respect to damages to which the Lending Agent may be subject in connection with the relationship set forth in the Lending Agency Agreement.

5. This Agreement may be amended only by written agreement of the party against whom enforcement of such amendment is sought.

6. This Agreement will terminate with respect to a Portfolio upon agreement of the parties hereto or upon termination of either the Custody Agreement with respect to that Portfolio or the Lending Agency Agreement with respect to that Portfolio, provided that this Agreement shall not finally terminate with respect to such Portfolio until all loans outstanding on the date of termination with respect to such Portfolio have been closed and all activities set forth herein with respect to those loans have been completed. The terms of Sections 2, 3 and 4 of this Agreement shall survive termination of this Agreement.


The Huntington National Bank              PFPC Trust Company

By: /s/ Alexandria B. Caravetta                 By:  /s/ Sam Sparhawk
   ---------------------------------               ---------------------


The Huntington Funds

By:  /s/ George M. Polatas
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